Exhibit 99.01

FOR IMMEDIATE RELEASE	Contact: David A. Garrison
Website: http://www.arthrt.com	(978) 345-5000
November 14, 2008

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.
ANNOUNCES RESULTS FOR THIRD QUARTER 2008
Fitchburg, MA

Arrhythmia Research Technology, Inc. (the “Company”) (NYSE Alternext US: HRT) and its wholly owned subsidiary Micron Products, Inc. (“Micron”) reported total revenue of $5,838,000 and net income of $68,000 for the quarter ended September 30, 2008 compared to total revenue of $4,458,000 and net income of $421,000 for the same quarter of 2007.  Basic net income per share for the three months ended September 30, 2008 decreased to $0.03 per share from $0.16 per share for the same period in 2007.

Total revenue increased by 31% while net income decreased by 84% and earnings per share decreased by 81% in the quarter ending September 30, 2008 as compared to the same period in 2007.

For the nine months ended September 30, 2008, total revenue of $17,724,000 and net income of $352,000 was achieved as compared to total revenue of $14,867,000 and net income of $1,101,000 for the same period in 2007.  Basic net income per share for the nine months ended September 30, 2008 was $0.13 as compared to $0.41 for the same period in 2007.  As previously reported, the decrease in net income for the nine month period includes nonrecurring charges of $302,000 or $0.07 per share, net of taxes, related to acquisition and research and development activities.

Total revenue increased by 19% while net income and earnings per share decreased by 68% in the nine months ending September 30, 2008 as compared to the same period in 2007.

James E. Rouse, the Company’s President and CEO commented, “Although total revenue in the period increased over the same period in 2007, our earnings were disappointing as we continue to experience extreme margin pressure as well as increasing costs.  The decrease in net income during the quarter was the result of several factors.  We experienced lower than expected margins in our sensor products as a result of continued price erosion due to a competitive marketplace as well as volatility in commodity prices which resulted in higher material costs that we were unable to completely offset with price increases to customers.  The MIT division incurred higher labor costs to meet customer delivery schedules in addition to capital equipment investments associated with early stage products.  Revenues from these early stage products are not expected to offset operating costs positively until 2009.  The custom molding and moldmaking divisions experienced sales decreases as a direct result of the slowing U.S. economy which can be expected to continue to impact these divisions in the near term.  In addition, a low margin product line introduced by the MIT division in 2008 has been detrimental to margins than originally projected due to significantly higher internal costs caused by quality and delivery problems from a subcontractor.  The Company has incurred expenses in 2008, not present in previous years that have had a severe effect on operating income in the first nine months.  These additional expenses include, but are not limited to, $110,000 in energy costs, $200,000 in depreciation of capital equipment and technology upgrades, non-recurring write-downs of $302,000 related to acquisition and research and development activities, and approximately $100,000 in costs associated with the preparation for compliance with Section 404 of Sarbanes Oxley in the form of consulting fees and additional administrative personnel.

“Our task going forward is to continue efforts to increase sales revenue in higher margin products while reducing costs and improving efficiencies.  At the same time, all current products, services and programs, including those in development, are being evaluated for contribution and value to our overall business strategy and results.  Products, services and programs that are underperforming from an overall contribution standpoint and not expected to improve will be phased out or discontinued so that the Company’s resources can be put to use in developing those of more strategic value.  We remain cautiously optimistic that our efforts to maximize higher margin products, services and programs and our investments in capital equipment, sales and marketing, engineering and information technology resources for our more diverse offerings will produce improved results and position our company to capitalize on future growth opportunities.”

The Company through its wholly owned subsidiary Micron Products, Inc. manufactures silver plated and non-silver plated conductive resin sensors and distributes metal snaps used in the manufacture of disposable ECG, EEG, EMS and TENS electrodes.  Micron’s NEM division manufactures custom injection molded products for medical, electronic, industrial and consumer applications.  Micron’s MIT division provides end- to- end product life cycle management through a comprehensive portfolio of value-added services such as design, engineering, prototyping, manufacturing, machining, assembly and packaging. Micron’s Leominster Tool division provides high end mold design, manufacturing and precision machining for various industries. The Company’s products also include proprietary signal-averaging electrocardiography (SAECG) software used in the detection of potentially lethal heart arrhythmias.

For more information please check our websites:

http://www.arthrt.com	http://www.micronproducts.com
http://www.leominstertool.com	http://www.newenglandmolders.com
http://www.micronintegrated.com

Forward-looking statements made herein are based on current expectations of the Company that involve a number of risks and uncertainties and should not be considered as guarantees of future performance.  The factors that could cause actual results to differ materially include: interruptions or cancellation of existing contracts, impact of competitive products and pricing, product demand and market acceptance, risks, the presence of competitors with greater financial resources than the Company, product development and commercialization risks, changing economic conditions in developing countries, and an inability to arrange additional debt or equity financing.  More information about factors that potentially could affect the Company's financial results is included in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007.